                                                                      Exhibit 12

                                 Morgan Stanley
                       Ratio of Earnings to Fixed Charges
      and Ratio of Earnings to Fixed Charges and Preferred Stock Dividends
                             (dollars in millions)

                                   Three Months Ended      Six Months Ended                         Fiscal Year
                                   ------------------     ------------------     ------------------------------------------------
                                    May 31,   May 31,     May 31,    May 31,
                                     2002      2001        2002       2001       2001       2000       1999       1998       1997
                                     ----      ----        ----       ----       ----       ----       ----       ----       ----
Ratio of Earnings to Fixed Charges

Earnings:
Income before income taxes (1)      $ 1,247    $ 1,472    $ 2,594    $ 3,172    $ 5,734    $ 8,554    $ 7,756    $ 5,405    $ 4,274
Add:  Fixed charges, net              2,888      6,454      5,868     12,674     20,891     18,306     12,598     13,544     10,898
                                    -------    -------    -------    -------    -------    -------    -------    -------    -------
Income before income taxes and
  fixed charges, net                $ 4,135    $ 7,926    $ 8,462    $15,846    $26,625    $26,860    $20,354    $18,949    $15,172
                                    =======    =======    =======    =======    =======    =======    =======    =======    =======

Fixed Charges:
  Total interest expense            $ 2,844    $ 6,410    $ 5,780    $12,586    $20,755    $18,155    $12,487    $13,444    $10,806
  Interest factor in rents               44         48         87         95        162        154        111        100         92
  Dividends on preferred
    securities subject to
    mandatory redemption                 22          7         44         14         50         28         28         20          -
                                    -------    -------    -------    -------    -------    -------    -------    -------    -------

    Total fixed charges             $ 2,910    $ 6,465    $ 5,911    $12,695    $20,967    $18,337    $12,626    $13,564    $10,898
                                    =======    =======    =======    =======    =======    =======    =======    =======    =======

Ratio of earnings to fixed charges      1.4        1.2        1.4        1.2        1.3        1.5        1.6        1.4        1.4

Ratio of Earnings to Fixed Charges and
  Preferred Stock Dividends

Earnings:
  Income before income taxes (1)    $ 1,247    $ 1,472    $ 2,594    $ 3,172    $ 5,734    $ 8,554    $ 7,756    $ 5,405    $ 4,274
  Add:  Fixed charges, net            2,888      6,454      5,868     12,674     20,891     18,306     12,598     13,544     10,898
                                    -------    -------    -------    -------    -------    -------    -------    -------    -------
  Income before income taxes and
      fixed charges, net            $ 4,135    $ 7,926    $ 8,462    $15,846    $26,625    $26,860    $20,354    $18,949    $15,172
                                    =======    =======    =======    =======    =======    =======    =======    =======    =======

Fixed Charges:
  Total interest expense            $ 2,844    $ 6,410    $ 5,780    $12,586    $20,755    $18,155    $12,487    $13,444    $10,806
  Interest factor in rents               44         48         87         95        162        154        111        100         92
  Dividends on preferred securities
    subject to mandatory redemption      22          7         44         14         50         28         28         20          -
  Preferred stock dividends               -         14          -         28         50         56         72         87        110
                                    -------    -------    -------    -------    -------    -------    -------    -------    -------
   Total fixed charges and
     preferred stock dividends      $ 2,910    $ 6,479    $ 5,911    $12,723    $21,017    $18,393    $12,698    $13,651    $11,008
                                    =======    =======    =======    =======    =======    =======    =======    =======    =======

Ratio of earnings to fixed charges
  and preferred stock dividends         1.4        1.2        1.4        1.2        1.3        1.5        1.6        1.4        1.4
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(1)  2001 income before income taxes does not include an extraordinary item or cumulative effect of accounting change. 1998 income before income taxes does not include a cumulative effect of accounting change.

    "Earnings" consist of income before income taxes and fixed charges, less dividends on preferred securities subject to mandatory redemption. "Fixed charges" consist of interest cost, including interest on deposits, dividends on preferred securities subject to mandatory redemption, and that portion of rent expense estimated to be representative of the interest factor. The preferred stock dividend amounts represent pre-tax earnings required to cover dividends on preferred stock.